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                                                                    EXHIBIT 10.6

                                PROMISSORY NOTE

$125,000                                                   Palo Alto, California
                                                                November 7, 1995

     FOR VALUE RECEIVED, Synplicity, Inc., a California Corporation ("Debtor") hereby promises to pay Andreas Bechtolsheim ("Lender"), the principal sum of One Hundred and Twenty Five Thousand Dollars ($125,000) with simple interest on the unpaid advanced principal from the date upon which it was advanced at the rate of 6.11% per annum, provided that interest shall be compounded annually if it is not paid as required hereby. All accrued interest shall be paid on December 31 of each year commencing December 31, 1995. Principal and any accrued interest shall be due and payable on October 31, 2002. This loan may be prepaid at any time without penalty, with interest payable for the amount of time the loan was outstanding.

     The makers and endorsers have severally waived presentment for payment, protest, notice of protest, and notice of non-payment of this Note.

     If one or more of the following events shall have occurred and be continuing, that is to say:

     (a) If Debtor (i) shall commence any proceeding or other action relating to it in bankruptcy or seek reorganization, dissolution, liquidation, winding-up, or any other relief under the Bankruptcy Code, as amended, or (ii) shall make a general assignment for the benefit of creditors; or

     (b) If any proceedings are commenced or any other action is taken against Debtor in bankruptcy or seeking reorganization, liquidation, dissolution, winding-up, or for any other relief under the Bankruptcy Code, as amended; and any such event continues for ninety (90) days undismissed or undischarged; or

     (c) If Debtor shall default in the performance of any of its obligations under the Note, such default shall have continued unremedied for a period of thirty (30) days and the obligation is not being contested in good faith by appropriate legal proceedings;

then the holder of this Note may at any time at such holder's option by written notice to Debtor declare the principal amount of and accrued interest on this Note to be immediately payable, without presentment or protest, both of which are hereby waived by Debtor.

     This Note and the obligations of the Debtor hereunder shall be governed by and construed in accordance with California law, excluding its choice of law rules. All reasonable expenses incurred by Lender in connection with the collection of this Note, including reasonable attorneys' fees, shall be paid by the Debtor, whether or not suit is filed.

     The obligations owning under this Note shall be subordinate in right of payment to any and all current and future amounts to be owed by Debtor to any commercial bank or loan institution.

Debtor:


/s/ Alisa Yaffa              Nov. 7, 1995
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Synplicity, Inc.
Alisa Yaffa, Vice President


Lender:

/s/ Andreas Bechtolsheim
----------------------------
Andreas Bechtolsheim